EXHIBIT 5.2
[Mori Hamada & Matsumoto Letterhead]
December 28, 2009
NIPPON MINING HOLDINGS, INC.
10-1, Toranomon 2-chome
Minato-ku, Tokyo, 105-0001
Japan

Re:	Registration Statement on Form F-4 of NIPPON MINING HOLDINGS, INC.
and NIPPON OIL CORPORATION
Ladies and Gentlemen:
We have acted as special legal counsel to NIPPON MINING HOLDINGS, INC. (the “Company”), a joint stock corporation incorporated under the Corporation Law of Japan, in connection with the statutory transfer (the “Joint Share Transfer”) of the shares of the Company and NIPPON OIL CORPORATION (“Nippon Oil”) for shares of JX Holdings, Inc. (“JX Holdings”), a newly incorporated holding company, pursuant to the terms and conditions of the share transfer plan dated October 30, 2009 (the “Share Transfer Plan”) jointly prepared by the Company and Nippon Oil under the Corporation Law of Japan, to be approved at each of the extraordinary general meetings of shareholders of the Company and Nippon Oil, each scheduled to be held on January 27, 2010.
In so acting, we have been asked to render our opinion as to certain legal matters in connection with the Registration Statement on Form F-4 (the “Registration Statement”) jointly filed by the Company and Nippon Oil with the United States Securities and Exchange Commission on [MM/DD, 2009] for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), certain shares (the “Shares”) of JX Holdings common stock, to be issued in connection with the Joint Share Transfer to United States shareholders of record of each of the Company and Nippon Oil as of the day immediately preceding the date of the Joint Share Transfer. For such purpose, we have examined, inter alia, the following documents:
(a)	certified copies of commercial register, the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Rules of the Company and Nippon Oil;

(b)	a certified copy of the minutes of the meeting of the Board of Directors of the Company held on October 30, 2009;

(c)	a copy of the Registration Statement and all exhibits thereto;

(d)	the forms of convocation notices of each of the extraordinary general meetings of shareholders of the Company and Nippon Oil, each scheduled to be held on January 27, 2010 (each of which includes the Share Transfer Plan), and attachments thereto;

(e)	an executed copy of the Share Transfer Plan;

(f)	an executed copy of a business integration agreement (which includes the Share Transfer Plan as an attachment thereto) dated October 30, 2010 between the Company and Nippon Oil;

(g)	an original of the Officer’s Certificate dated December 28, 2009 executed by Mistunori Takahagi, Chief Executive Officer of the Company; and

(h)	an original of the Officer’s Certificate dated December 28, 2009 executed by Shinji Nishio, Representative Director and President of Nippon Oil.
We have also examined such certificates and other records and documents of the Company and Nippon Oil and such other matters, documents and records, and considered such questions of laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth. We have relied, as to certain factual matters, upon the documents referred to in paragraphs (a) through (h) above, and other certificates of officers or other authorized persons of the Company and Nippon Oil or public officials as we have deemed appropriate as a basis for the opinion expressed herein.
Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and based on the assumptions stated below:
(A)	we are of the opinion that when the Shares have been duly issued pursuant to and in accordance with the terms and conditions of the Share Transfer Plan, the Shares will be legally issued, fully paid and non-assessable; and

(B)	the statements set forth in the Registration Statement under the captions “Taxation—Japanese Tax Consequences” are our opinion as to the principal Japanese income tax consequences of the Joint Share Transfer and the ownership and disposition of the Shares to U.S. holders that are non-resident individuals of Japan or non-Japanese corporations without a permanent establishment in Japan.
In rendering the above opinion, we have assumed that (i) the Share Transfer Plan is duly approved by each of the extraordinary general shareholders meetings of the Company and Nippon Oil, both scheduled to be held on January 27, 2010, (ii) all necessary governmental authorization, permits, consents and approvals are acquired or completed, (iii) the securities registration statement under the Financial Instruments and Exchange Law of Japan is filed and becomes effective prior to the effective date of the Joint Share Transfer, (iv) the registration of the incorporation of JX Holdings in the commercial register scheduled to be made on or after April 1, 2010 is made, (v) the Company and Nippon Oil comply with all document retention, shareholder notice and other procedural requirements imposed by the Corporation Law and other applicable laws of Japan in connection with the Joint Share Transfer, (vi) all signatures or seal impressions on any documents we reviewed are true and genuine; (vii) all documents submitted to us as originals are authentic and complete; (viii) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (ix) all documents submitted to us as forms are executed substantially in such forms; (x) all natural person-signatories who have executed or delivered the Share Transfer Plan and all other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times sufficient legal capacity to take such actions; (xi) each party (other than the Company) to each of the Share Transfer Plan and all other documents related thereto is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such document; (xii) each of the Share Transfer Plan and all other documents related thereto has been duly authorized by all the parties thereto (other than the Company), which matters we have not independently verified; (xiii) each of the Share Transfer Plan and all other documents related thereto has been duly executed and delivered by all the parties thereto, which matters we have not independently verified; (xiv) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, effectiveness or enforcement of, any of the Share Transfer Plan and all other documents related thereto; and (xv) the Share Transfer Plan and all other documents related thereto are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than Japanese law), or not otherwise contrary to public policy or any mandatory provisions of applicable laws of any jurisdiction other than Japan, as presently or hereafter in force or given effect.
The above opinion is further qualified by the assumptions and subject to the limitations set forth below:
(i)	This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties (except as expressly provided herein), or other information contained in the documents referred to in paragraphs (a) through (h) above or in any other document examined in connection with this opinion except as expressly provided herein;

(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof and is given on the basis that it will be governed and construed in accordance with the laws of Japan;

(iii)	We have made no investigation on any laws of any jurisdiction other than Japan and neither express nor imply any opinion as to the effect of any law of any jurisdiction other than Japan;

(iv)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy;

(v)	The opinion expressed above is subject to applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally;

(vi)	The opinion expressed above is subject to any applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(vii)	Japanese courts may not give full effect to an indemnity for attorney’s fees or other legal costs; and

(viii)	In this opinion and the Registration Statement, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a jurisdiction other than Japan would interpret Japanese legal concepts or expressions.

This opinion has been rendered to the Company for its benefit in connection with the Registration Statement. The opinion is given as of the date hereof, and no obligation is undertaken to advise the Company of any changes in any matters set forth herein after the date hereof.
We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and we also consent to the references made to us in the Registration Statement under the captions “Questions and Answers about the Joint Share Transfer and Voting Procedures for the Extraordinary General Meetings of Shareholders”, “Summary—Material Japanese Income Tax Consequences of the Joint Share Transfer”, “The Joint Share Transfer—Material Japanese Income Tax Consequences of the Joint Share Transfer” and “Taxation—Japanese Tax Consequences” insofar as they relate to the provisions of Japanese taxation law therein described. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
MORI HAMADA & MATSUMOTO
By: /s/ Tomohiro Tsuchiya

Tomohiro Tsuchiya

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